Shareholder meeting (unaudited)

On April 28, 2009, an adjourned session of the Annual Meeting of the Shareholders of John Hancock Preferred Income Fund III was held at 601 Congress Street, Boston, Massachusetts for the purpose of considering and voting upon:

Proposal 1: Election of six Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON APRIL 28, 2009.

                                                                                    WITHHELD

                                                FOR                             AUTHORITY

Charles L. Ladner                       16,776,940                    777,953

Stanley Martin                           16,787,665                    767,228

John A. Moore                           16,775,705                    779,188

Gregory A. Russo                      16,800,442                    754,451

Deborah C. Jackson                   16,760,613                    794,280

John G. Vrysen                          16,784,320                    770,573

Proposal 2: To adopt a new form of investment advisory agreement.

PROPOSAL 2 PASSED ON APRIL 28, 2009.

For                                           13,835,047

Against                                     541,374

Withheld                                   441,788

Broker Non-Votes                      2,736,684